PLAN SHARE AWARD AGREEMENT
2003 RECOGNITION AND RETENTION PLAN
AND TRUST AGREEMENT
TIERONE CORPORATION

        THIS AGREEMENT, is made as of this «day» day of «month» «year» (hereinafter referred to as the “Date of Grant”) by and between TierOne Corporation (the “Corporation”) and «name», «an officer» or «a director» of the Corporation or a subsidiary thereof (the “Recipient”). Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan (as hereinafter defined).

        WHEREAS, the Corporation has adopted the 2003 Recognition and Retention Plan and Trust Agreement (the “Plan”) which is hereby incorporated in its entirety by reference herein; and

        WHEREAS, the Corporation desires to grant to Recipient a Plan Share Award, as described in the Plan.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Corporation and Recipient agree as follows:

    1.        Plan Share Award. The Corporation hereby grants to Recipient a Plan Share Award consisting of a total of «number» shares of common stock, $0.01 par value per share (“Common Stock”), upon the terms and conditions set forth herein.

    2.        Vesting of Plan in Share Award.

(a) The Plan Share Award granted by this Agreement shall vest over a period of five years from the Date of Grant, except as otherwise provided in the Plan. In general, upon the one-year anniversary of the Date of Grant, twenty percent (20%) of the shares of Common Stock subject to the Plan Share Award shall vest and then be released from restriction and distributed to the Recipient from the Recognition and Retention Plan Trust (the “Trust”).

(b) Notwithstanding the general rule set forth above, all shares of Common Stock subject to a Plan Share Award held by the Recipient whose employment with or service to the Corporation or any Subsidiary terminates due to death or Disability (as defined in Section 3.10 of the Plan) shall be deemed earned and become fully vested as of the Recipient’s last day of employment with the Corporation or any Subsidiary (provided, however, no such accelerated vesting shall occur if a Recipient remains employed by or continues to serve as a Director (including for purposes hereof service as a Director Emeritus or Advisory Director) of at least one member of the Employer Group (as defined in Section 3.13 of the Plan)) and shall be distributed as soon as practicable thereafter. In addition, all shares of Common Stock subject to a Plan Share Award held by the Recipient shall be deemed to be earned and fully vested as of the effective date of a Change in Control of the Corporation (as defined in Section 3.04 of the Plan).

    3.        Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, the terms and conditions included in the Plan shall control.

    4.        Withholding. The Trust, in its discretion, may withhold from any cash payment or Common Stock distribution made to the Recipient under the Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of a cash payment is insufficient, the Trust may require the Recipient or the Recipient’s beneficiary to pay to the Trust the amount required to be withheld as a condition of delivering the shares of Common Stock.

    5.        Transferability. The Plan Share Award granted to the Recipient may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of prior to the time that it is earned and distributed pursuant to the terms of the Plan.

    6.        Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding in the absence of action by the Board.

    7.        Not an Employment Contract. The grant of a Plan Share Award will not confer on the Recipient any right with respect to continuance of employment or other service with the Corporation or any Subsidiary Company, nor will it interfere in any way with any right the Company or any Subsidiary Company would otherwise have to terminate or modify the terms of the Recipient’s employment or other service at anytime.

    8.        Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Recipient, at the Recipient’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s executive office.

    9.        No Rights As Shareholder. The Recipient shall not have any rights of a shareholder with respect to the shares of Common Stock subject to the Plan Share Award until a stock certificate has been duly issued following vesting of the Plan Share Award except to the extent expressly provided by Sections 7.02 and 7.04 of the Plan.

    10.        Delivery of Stock. Whenever shares of Common Stock subject to the Plan Share Award are released from restriction, the Trust shall, subject to the implementation of an arrangement between the Corporation and the Recipient to effectuate all necessary tax withholding, issue a certificate to Recipient for such unrestricted shares. Such certificate may, however, reflect any applicable restrictions under federal securities laws. The Trust shall follow all requisite procedures to deliver such certificates to Recipient; provided, however, that such delivery may be postponed to enable the Corporation and the Trust to comply with any applicable procedures, regulation or listing requirements of any governmental agency, stock exchange or regulatory agency.

    11.        Amendment. This Agreement may be amended by written agreement of the Recipient and the Corporation, without the consent of any other person.

    12.        Deferral. The Recipient may elect, with the concurrence of the Committee and consistent with any rules and regulations established by the Committee, to defer the delivery of shares subject to the Plan Share Award. The election to defer the delivery of the Plan Share Award must be made no later than the last day of the calendar year preceding the calendar year in which the Recipient would otherwise have an unrestricted right to receive the Plan Share Award or at such other time as the Committee may specify. Deferral of a Plan Share Award shall only be allowed for a Plan Share Award for which all applicable restrictions lapse while the Recipient is in active employment with the Corporation or one of its Subsidiary Companies.

        IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers, and the Recipient has hereunto set his or her hand, all as of the day first above written.

ATTEST:	TIERONE CORPORATION
____________________________	By: _____________________________________
Eugene B. Witkowicz	Gilbert G. Lundstrom
Secretary	Chairman and Chief Executive Officer
(Seal)	RECIPIENT
_____________________________________
(Name)
Date of Grant: (date of grant)	(The Recipient)

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